UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HOMEFED CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

HOMEFED CORPORATION

1903 Wright Place
Suite 220
Carlsbad, California 92008

PROXY STATEMENT

Notice and Proxy Statement for our 2018 Annual Meeting of Stockholders

June 28, 2018

This Notice and Proxy Statement is being furnished to the stockholders of HomeFed Corporation (the “Company”, “we”, or “us”), a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of stockholders of the Company.

Date, Time and Place

August 8, 2018 at 1 P.M., local time
Sheraton Carlsbad Resort
Cardiff Room
5480 Grand Pacific Dr.
Carlsbad, CA 92008

Matters to be Considered

Our Annual Meeting is being held to:

1.	Elect seven directors.
2.	Approve named executive officer compensation, on an advisory basis.
3.	Ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the year ended December 31, 2018.

If any other matters properly come before the meeting, the persons named in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

What is included in our proxy materials?

1.	Notice of 2018 Annual Meeting
2.	Proxy Statement
3.	2017 Annual Report to Stockholders
4.	Proxy Card or Voting Instruction Form

Record Date; Shares Outstanding and Entitled to Vote

The Board of Directors has fixed the close of business on June 25, 2018 as the record date for the determination of the holders of our common shares, par value $.01 per share, entitled to notice of and to vote at the meeting.  Each eligible stockholder will be entitled to one vote for each common share held on all matters to come before the meeting and may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope or, as indicated on the proxy card, by voting on the Internet or by voting by telephone.  At the close of business on June 25, 2018 there were 15,476,746 common shares entitled to vote.

Mailing Date

This proxy statement and the accompanying form of proxy are first being sent to holders of the common shares on or about June 28, 2018.

Broker Non-Votes

A “broker non-vote” occurs when a brokerage firm or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner.  Under New York Stock Exchange rules applicable to brokers, brokers may not vote on “non-routine” proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes.”  The proposals to elect directors and to approve named executive officer compensation on an advisory basis are considered “non-routine” items, which means that brokerage firms may not vote in their discretion regarding these items on behalf of beneficial owners who have not furnished voting instructions.  The proposal to ratify the selection of independent auditors, however, is considered a “routine” item, which means that brokerage firms may vote in their discretion regarding the selection of independent auditors on behalf of beneficial owners who have not furnished voting instructions.  Because at least one routine item is to be voted upon at the meeting, broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the 2018 Annual Meeting.

Required Votes for Each Proposal and Recommendation of the Board of Directors

Proposal	Vote Required	Board Recommendation
Election of Directors	Affirmative vote of a plurality of shares cast to elect each director	For each nominee
Advisory Vote on Executive Compensation	Affirmative vote of a majority of shares voted on the matter	For
Ratification of Independent Auditors	Affirmative vote of a majority of shares voted on the matter	For

Abstentions or withhold votes, as applicable, and broker non-votes will have no effect on the election of directors or the advisory vote on executive compensation.  Abstentions will have no effect on the ratification of independent auditors.

Jefferies Financial Group Inc. (“Jefferies”), formerly known as Leucadia National Corporation, is the beneficial owner of an aggregate of 10,852,123 shares of our common stock or approximately 70.1% of our common stock outstanding on the record date.  Pursuant to a stockholders agreement with the Company, Jefferies has agreed that to the extent its ownership of shares of our common stock exceeds 45% of the outstanding voting securities of the Company, Jefferies will only vote such number of shares of our common stock equal to 81.8% of the Company’s outstanding voting securities on the relevant record date not held by Jefferies.  This limitation means that Jefferies will vote no more than 45% of the total outstanding voting securities voting on any matter, assuming all of the total outstanding voting securities not owned by Jefferies are voted on such matter.  Any shares held by Jefferies in excess of this amount will not be voted and will be deemed non-voting shares.  Pursuant to the voting limitation, Jefferies is only permitted to vote 3,783,782 shares out of the 10,852,123 shares it beneficially owns.  Subject to the foregoing, Jefferies has advised us that it intends to vote all of our common stock that it has the right to vote in favor of each nominee herein, in favor of the approval of the Company’s named executive officer compensation as disclosed in this proxy statement and in favor of the ratification of the selection of our independent auditors.

Voting and Revocation of Proxies

Stockholders are requested to vote by proxy in one of three ways:

•	Use the toll-free telephone number shown on your proxy card;

•	Visit the Internet website at www.voteproxy.com and follow the on-screen instructions; or

•	Mail, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein.  Subject to the broker non-vote rules discussed above under “Required Votes for Each Proposal,” if instructions are not given, proxies will be voted for the election of each nominee for director named, for the advisory approval of the Company’s Named Executive Officer compensation and for ratification of the selection of our independent auditors.

Voting instructions (including instructions for both telephonic and Internet voting) are provided on the proxy card.  The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly.  A control number, located on the proxy card, will identify stockholders and allow them to vote or submit their proxies and confirm that their voting instructions have been properly recorded.  Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder.  If you vote or submit your proxy by Internet or telephone, it will not be necessary to return your proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder.  The availability of Internet and telephone voting will depend on their voting procedures.

If a stockholder does not return a signed proxy card or submit a proxy by the Internet or by telephone, and does not attend the meeting and vote in person, his or her shares will not be voted.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting.  Attendance at the meeting will not in and of itself constitute revocation of a proxy.  If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on June 25, 2018, in order to vote your shares at the meeting.

Electronic Delivery of Annual Report and Proxy Materials

This proxy statement and the accompanying annual report are available at: www.astproxyportal.com/ast/12958/.

“Householding” of Annual Report and Proxy Materials

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Annual Report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce our printing costs and postage fees.  Stockholders who participate in householding will continue to receive separate proxy cards.  Also, householding will not in any way affect dividend check mailings, if any.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Annual Report and/or the proxy statement, or if you hold shares in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer and Trust Company, in writing: 6201 15th Avenue, Brooklyn, New York 11219; or by telephone: in the U.S., Puerto Rico and Canada: 1-800-937-5449, outside the U.S., Puerto Rico and Canada: 1-718-921-8200.  If you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact American Stock Transfer as indicated above and we will deliver promptly a separate copy of the Annual Report and proxy statement to you.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the annual meeting.  In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from stockholders by telephone, in person or otherwise.  These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation.  Solicitation will be conducted by our directors, officers and employees and we will bear all costs associated with such solicitation.  Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of our common stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

Independent Auditors

We have been advised that representatives of PricewaterhouseCoopers LLP, our independent auditors for 2017, will attend the 2018 Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the meeting, seven directors are to be elected to serve until the next meeting or until their successors are elected and qualified.  All of the following nominees are currently serving as directors.  The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the seven nominees named by the Board of Directors and listed on the following table.  The Board of Directors expects that each of the nominees will be available for election as a director.  However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may propose.  The following information is as of June 25, 2018.

Each of the biographies of the nominees for election as directors below contains information regarding the person’s service as a director, business experience, director positions with other public companies held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Board of Directors to determine that the person should be nominated as a director of the Company at our 2018 Annual Meeting.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any

Patrick D. Bienvenue
Mr. Bienvenue, 63, has served as a director since August 1998 and was an Executive Vice President of The St. Joe Company from August 2011 to November 2015, a publicly traded company engaged in real estate development, sales and other activities.  From January 1996 until April 2011, Mr. Bienvenue served in a variety of executive capacities with real estate related subsidiaries of Jefferies and was responsible for the entitlement, development and management of these entities and their properties.  Mr. Bienvenue has senior managerial and development experience in the real estate sector.

Paul J. Borden, Vice Chairman
Mr. Borden, 69, has served as a director since May 1998, and is currently our Vice Chairman. From May 1998 to February 2018, Mr. Borden served as our President. Mr. Borden was a Vice President of Jefferies from August 1988 through October 2000, responsible for overseeing many of Jefferies’ real estate investments.  Prior to working for Jefferies he had a 16 year career in commercial lending.  Mr. Borden has managerial and development experience in the real estate sector.

Timothy M. Considine
Mr. Considine, 77, has served as a director since January 1992, serving as Chairman of the Board from 1992 to December 1999. He is now retired from Considine and Considine, an accounting firm in San Diego, California, where he was a partner from 1965 to 2002. Mr. Considine has accounting and managerial experience.  Mr. Considine also has experience serving on the boards of private entities.

Brian P. Friedman
Mr. Friedman, 62, has served as a director since April 2014.  Mr. Friedman has served as a director and as President of Jefferies since March 2013. Since July 2005, Mr. Friedman has been a director and executive officer of Jefferies Group LLC (“Jefferies Group”), a wholly-owned subsidiary of Jefferies, and has been Chairman of the Executive Committee of Jefferies Group since 2002. Since 1997, Mr. Friedman has served as President of Jefferies Capital Partners (formerly known as FS Private Investments), a private equity fund management company controlled by Mr. Friedman in which Jefferies Group has an ownership interest. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his 17 years with Furman Selz and its successors, Mr. Friedman was an attorney with the New York City law firm of Wachtell, Lipton, Rosen & Katz. As a result of his roles at Jefferies and Jefferies Group, as well as his management of various private equity funds and the significant equity positions those funds hold in their portfolio companies, Mr. Friedman serves on several boards of directors of subsidiaries and investee companies of Jefferies, and since May 2012 has served on the board of directors of Fiesta Restaurant Group, Inc., a public company that owns and operates two restaurant chains. Mr. Friedman has managerial and investing experience in a broad range of businesses, as well as experience serving on the boards and committees of both public and private companies.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any

Jimmy Hallac
Mr. Hallac, 48, has served as a director since March 2017 and is a managing director of Jefferies, where he has been employed since 2002. Mr. Hallac also serves on the boards of certain of Jefferies’ portfolio entities, including, FXCM Group LLC, as Chairman, Linkem S.p.A.and Golden Queen Mining Company LLC. Mr. Hallac has managerial and investing experience in a broad range of businesses and has experience serving on the boards of private companies.

Michael A. Lobatz
Dr. Lobatz, 69, has served as a director since February 1995 and has been a practicing physician in San Diego, California since 1981.  Dr. Lobatz has managerial experience in both the real estate and healthcare sectors and has experience serving on the boards of private and not-for-profit entities.

Joseph S. Steinberg, Chairman of the Board
Mr. Steinberg, 74, has served as a director since August 1998 and as Chairman of the Board since December 1999.  Mr. Steinberg is Chairman of the Board of Directors of Jefferies, and from January 1979 until March, 2013 served as President of Jefferies.  Mr. Steinberg is also a director of Jefferies Group.  He also serves as the Chief Executive Officer and Chairman of HRG Group, Inc. (formerly known as Harbinger Group Inc.) and serves on the board of directors of Crimson Wine Group, Ltd and Spectrum Brands Holdings, Inc..  Mr. Steinberg has managerial and investing experience in a broad range of businesses through his more than 35 years as President and a director of Jefferies.  He also has experience serving on the boards and committees of both public and private companies.

The Board of Directors recommends a vote FOR each of the above-named nominees.

INFORMATION CONCERNING
THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Corporate Governance

Our common stock is traded on the OTC Bulletin Board Service. Thus, we are not subject to listing standards that would require us to have a majority of independent directors or independent compensation or nominating committees with written charters.

Director Independence

The Board has affirmatively determined that Timothy M. Considine, Patrick D. Bienvenue and Michael Lobatz are independent based upon the application of Nasdaq Stock Market’s listing standards for independence.

Certain Relationships and Related Person Transactions

Policies and Procedures with Respect to Transactions with Related Persons

The Board has adopted a policy for the review, approval and ratification of transactions that involve “related persons” and potential conflicts of interest (the “Related Person Transaction Policy”). The Related Person Transaction Policy applies to each director and executive officer of the Company, any nominee for election as a director of the Company, any security holder who is known to own of record or beneficially more than five percent of any class of the Company’s voting securities, any immediate family member of any of the foregoing persons, and any corporation, firm, association or other entity in which one or more directors of the Company are directors or officers, or have a substantial financial interest (each a “Related Person”).

Under the Related Person Transaction Policy, a Related Person Transaction is defined as a transaction or arrangement involving a Related Person in which the Company is a participant or that would require disclosure in the Company’s filings with the SEC.

Under the Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential Related Person Transactions and must disclose all material facts with respect to such transaction.  All Related Person Transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified.  In determining whether to approve or ratify a Related Person Transaction the Audit Committee will consider the relevant facts and circumstances of the Related Person Transaction, which may include factors such as the relationship of the Related Person with the Company, the materiality or significance of the transaction to the Company and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arms-length basis, and the impact of the transaction on the Company’s business and operations.

Related Person Transactions

In connection with the offering of the Company’s 6.5% Senior Notes due 2018 (the “Notes”), on June 29, 2015, Joseph S. Steinberg, the chairman of our Board of Directors, entered into a Purchase Agreement with us and certain guarantors, pursuant to which he purchased Notes with a value of $5,000,000, or four percent (4%) of the principal amount of the Notes issued (such purchase, the “Affiliate Note Purchase”).  At the time of the offering, Mr. Steinberg was considered to be a Related Person under our Related Person Transaction Policy.  Accordingly, pursuant to and in accordance with the Related Person Transaction Policy and taking into account all relevant facts and circumstances, the independent Audit Committee of the Board considered the Affiliate Note Purchase and approved, and recommended to the Board the approval of, the Affiliate Note Purchase, which was unanimously approved by the independent members of the Board (with Mr. Steinberg abstaining from the vote). The Notes were fully redeemed on September 28, 2017 on the same terms as other redemptions.

On September 27, 2017, Mr. Steinberg entered into a Purchase Agreement with us and our wholly-owned subsidiaries, as guarantors, pursuant to which he purchased New Notes with a value of $7 million, or 9.3%, of the principal amount of the New Notes issued (such purchases and redemptions, the “Affiliate New Note Transaction”). The Audit Committee considered the Affiliate New Note Transaction and approved, and recommended to the Board the approval of, the Affiliate New Note Transaction, which was unanimously approved by the independent members of the Board (with Mr. Steinberg abstaining from the vote).

Pursuant to Placement Agency Agreements, Jefferies LLC acted as Placement Agent for the Notes and for the New Notes. Jefferies LLC is a wholly-owned subsidiary of Jefferies Group, a wholly owned subsidiary of Jefferies. Jefferies LLC is our affiliate and a Related Person under the Policy. Accordingly, pursuant to and in accordance with the Policy, the Audit Committee considered the Placement Agency Agreements and approved, and recommended to the Board the approval of, the Placement Agency Agreements, which were unanimously approved by the independent members of the Board (with Mr. Friedman, Chairman of the Executive Committee of Jefferies Group, Mr. Steinberg and Mr. Hallac abstaining from the vote). Pursuant to the Placement Agency Agreements for the Notes, Jefferies LLC received a fee equal to 50 basis points from the gross proceeds of the offering, received a fee equal to 50 basis points of the outstanding balance of the Notes on the first anniversary of the issue date and received a fee equal to 50 basis points of the outstanding balance on the second anniversary of the issue date. Pursuant to the Placement Agency Agreements for the New Notes, Jefferies LLC received a fee of $100,000. Additionally, we and each of the guarantors has agreed to indemnify Jefferies LLC against certain liabilities, including liabilities under the Securities Act, and to reimburse Jefferies LLC all reasonable out-of-pocket expenses incurred in connection with any action or claim for which indemnification has or is reasonably likely to be sought by Jefferies.

Prior to Ian Cumming's retirement from our Board, he sold 783,889 of shares of our Common Stock for $31,300,000 to Jefferies in a privately negotiated transaction during March 2017. Mr. Cumming was considered to be a Related Person under the Related Person Transaction Policy at the time of the sale.  Accordingly, pursuant to and in accordance with the Related Person Transaction Policy and taking into account all relevant facts and circumstances, the Audit Committee considered the transaction and recommended to the Board the approval of the sales transaction, which was unanimously approved by the independent members of the Board (with Messrs. Cumming, Steinberg, and Friedman abstaining from the vote).

We are required to obtain infrastructure improvement bonds primarily for the benefit of the City of San Marcos prior to the beginning of lot construction work and warranty bonds upon completion of such improvements in the San Elijo Hills project.  These bonds provide funds primarily to the City in the event we are unable or unwilling to complete certain infrastructure improvements in the San Elijo Hills project.  Jefferies is contractually obligated to obtain these bonds on behalf of the subsidiaries through which the San Elijo Hills project is owned pursuant to the terms of agreements entered into when those subsidiaries were acquired from Jefferies by us.  Those subsidiaries are responsible for paying all third party fees related to obtaining the bonds.  Should the City or others draw on the bonds for any reason, certain of our subsidiaries would be obligated to reimburse Jefferies for the amount drawn.  As of December 31, 2017, the amount of outstanding bonds was approximately $700,000, none of which has been drawn upon.

Since 1995, Jefferies has been providing administrative and accounting services to us.  Under the current administrative services agreement, Jefferies provides services to us for a monthly fee of $15,000 ($180,000 in the aggregate for all of 2017).  Pursuant to this agreement, Jefferies provides the services of Mr. Roland Kelly, our Corporate Secretary, in addition to various administrative functions.  Mr. Kelly is an officer of Jefferies.  The term of the administrative services agreement automatically renews for successive annual periods unless terminated in accordance with its terms.  Jefferies has the right to terminate the agreement by giving us not less than one year’s prior notice, in which event the then monthly fee will remain in effect until the end of the notice period.  We have the right to terminate the agreement, without restriction or penalty, upon 30 days prior written notice to Jefferies.  The agreement has not been terminated by either party.

The Audit Committee, the Board or the Independent Committee, as applicable, has approved or ratified each of the foregoing.

Meetings and Committees

During 2017, the Board of Directors held three meetings.

The Board of Directors has a standing Audit Committee and Compensation Committee.

The functions of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility to oversee the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent accountants, the performance of our independent accountants and significant financial matters.  In discharging its duties, the Audit Committee has the sole authority to select (subject to stockholder ratification, which ratification is not binding on the Audit Committee), compensate, evaluate and replace the independent accountants, reviews and approves the scope of the annual audit, reviews and pre-approves the engagement of our independent auditors to perform audit and non-audit services and the related fees, meets independently with our independent auditors and senior management, reviews the integrity of our financial reporting process and reviews our financial statements and disclosures and certain SEC filings.

During 2017, the Audit Committee met five times, including meetings with the independent auditors without management present.  The Board of Directors has adopted a charter for the Audit Committee, which is available on our website, www.homefedcorporation.com.  See “ANNUAL REPORT AND COMPANY INFORMATION” below.  The Audit Committee consists of Mr. Considine (Chairman) and Dr. Lobatz.  Our Board has determined that each of Mr. Considine and Dr. Lobatz is independent, applying the Nasdaq Stock Market’s listing standards for independence, and that Mr. Considine is qualified as an audit committee financial expert within the meaning of SEC regulations.

The functions of the Compensation Committee are to determine and approve the compensation of our executive officers.  The Compensation Committee consists of Mr. Steinberg.  The Compensation Committee does not have a formal charter and acts by unanimous written consent.

Director Nomination Process

The Board of Directors does not have a nominating committee or a policy concerning stockholder nominations.  As our common stock is traded on the OTC Bulletin Board Service, we are not subject to listing standards that would require director nominees to be selected or recommended by a majority of independent directors or a nominating committee comprised solely of independent directors.  The Board believes it is appropriate to have all directors involved in the process of nominating directors rather than delegate this responsibility to a smaller group of directors.

The Board does not believe that it is in the Company’s best interests to establish rigid criteria for the selection of prospective nominees inasmuch as the needs of the Company may change over time.  Accordingly, the selection of prospective nominees would be based on skills relevant to the issues the Company faces at the time of nomination.  Nominees would be selected on the basis of their experience and qualifications, availability to devote sufficient time to the Board and the needs of the Company at that time.  Candidates who may also become members of our Audit Committee would be required to have the financial experience necessary to perform the duties of a member of the Audit Committee and to satisfy SEC requirements for membership on the Audit Committee. The Board does not have a policy with regard to the consideration of diversity in identifying director nominees; therefore, diversity may or may not be considered in connection with the assessment process.  In 2017, the Board did not pay a fee to any third party to identify candidates.

A stockholder entitled to vote in the election of directors may nominate one or more persons for election as director at a meeting if written notice of that stockholder’s intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of stockholders, not less than 120 days before the first anniversary of our proxy statement in connection with the last annual meeting.  The notice shall include the name and address of the stockholder and his or her nominees, a representation that the stockholder is entitled to vote at the annual meeting, indicating the number of shares owned of record and beneficially by such stockholder, together with a statement that such stockholder intends to appear in person or by proxy at the meeting. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company.  We will review all recommended candidates in the same manner regardless of the source of the recommendation.  The Company did not receive any nominations from stockholders for election as directors at the annual meeting.  See “PROPOSALS AND NOMINATIONS BY STOCKHOLDERS” below for the deadline for nominating persons for election as directors for the 2019 Annual Meeting.

Board Structure and Risk Oversight

Joseph S. Steinberg, who is Chairman of the Board of our largest stockholder, Jefferies, serves as our Chairman, and Christian E. Foulger serves as our President.  As Chairman, Mr. Steinberg focuses primarily on long-term strategic issues facing the Company.  As President, Mr. Foulger focuses primarily on the Company’s day-to-day operations and management of the Company’s business. The Board believes that this is an effective leadership structure from which the Company has benefited as it strengthens the Company’s ability to pursue its strategic and operational objectives.

The Board is responsible for the general oversight of risks that affect the Company.  The Board regularly receives reports on the operations of the Company from the President and other members of management and discusses the risks related thereto.  The Board also fulfills its oversight role through the operation of its Audit Committee, which is composed of independent directors.  The Audit Committee has responsibility for risk oversight in connection with its review of the Company’s financial reports filed with the SEC.  The Audit Committee receives reports from the Company’s principal financial officer, the Company’s principal executive officer and the Company’s independent auditors in connection with the review of the Company’s quarterly and annual financial statements regarding significant transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters.  When reporting on such matters, the Company’s independent auditors also provide their assessment of management’s report and conclusions.  The Audit Committee also oversees the Related Person Transaction Policy.

Attendance

In 2017, all directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors.  All directors attended at least 75% of the meetings of the committees on which they served.  It is the Company’s policy that each director is expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the stockholders, the Board of Directors and committees of which he is a member.  All directors attended the Annual Meeting of stockholders in August 2017.

Communicating with the Board

Stockholders and other parties interested in communicating directly with the Board of Directors as a group may do so by writing to the Board of Directors, c/o Corporate Secretary, HomeFed Corporation, 1903 Wright Place, Suite 220, Carlsbad, California 92008.  The Corporate Secretary will review all correspondence and regularly forward to the Board of Directors a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires attention.  Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of all such correspondence.  Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

Code of Business Practice

We have a Code of Business Practice, which is applicable to all of our directors, officers and employees, and includes a Code of Practice applicable to our principal executive officers and senior financial officers.  Both the Code of Business Practice and the Code of Practice applicable to our principal executive officers and senior financial officers are available on our website. We intend to post amendments to or waivers from our Code of Practice on our website as required by applicable law.

INFORMATION ON STOCK OWNERSHIP

Present Beneficial Ownership

Set forth below is certain information as of June 25, 2018, with respect to the beneficial ownership determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, of our common stock by (1) each person, who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock, which is our only class of voting securities, (2) each director and nominee for director, (3) each of our Named Executive Officers, (4) the trusts for the benefit of Mr. Steinberg’s children and charitable foundations established by Mr. Steinberg and (5) all of our executive officers and directors as a group.  Unless otherwise stated, the business address of each person listed is c/o HomeFed Corporation, 1903 Wright Place, Suite 220, Carlsbad, California 92008.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class

Jefferies (a)	10,852,123	(b)	70.1%(c)
Beck, Mack & Oliver LLC	1,427,992	(d)	9.2%
John K. Aden, Jr.	9,875	(e)	*
Patrick D. Bienvenue	6,818	(f)	*
Paul J. Borden	24,200	(g)	0.2%
Timothy M. Considine	7,400	(h)	*
Christian E. Foulger	12,375	(e)	*
Brian P. Friedman	2,500	(f)	*
Jimmy Hallac	250	(b)(i)	*
Michael A. Lobatz	8,408	(f)	*
Erin N. Ruhe	15,625	(e)	0.1%
Joseph S. Steinberg	776,862	(b)(j)	5.0%
The Joseph S. and Diane H. Steinberg 1992 Charitable Trust	42,381	(k)	0.3%
All Directors and executive officers as a group (10 persons)	864,313	(l)	5.6%

* Less than .1%.

(a)	The business address of this beneficial owner is 520 Madison Avenue, New York, New York 10022.

(b)	Messrs. Steinberg and Friedman are executive officers, directors and shareholders of Jefferies. Mr. Hallac is an officer and shareholder of Jefferies.

(c)
Pursuant to a stockholders agreement with the Company, Jefferies has agreed that to the extent its ownership of shares of our common stock exceeds 45% of the outstanding voting securities of the Company, Jefferies will limit its vote to no more than 45% of the total outstanding voting securities voting on any matter, assuming all of the outstanding voting securities not owned by Jefferies vote on such matter.

(d)
The business address of the beneficial owner is 565 5th Avenue, New York, New York 10017.  Based upon a Schedule 13G filed with the SEC on February 2, 2018, by Beck, Mack & Oliver LLC (“BMO”) and discussions with BMO, the securities reported in BMO’s Schedule 13G are beneficially owned by separate managed account holders which, pursuant to individual advisory contracts, are advised by BMO.  Such advisory contracts grant to BMO all investment and voting power over the securities owned by such advisory clients.  Beneficial ownership of these common shares, including all rights to distributions in respect thereof and the proceeds of a sale or disposition, is held by the separate, unrelated account holders, and BMO disclaims beneficial ownership of such common shares.

(e)	Includes 3,125 shares underlying options that may become exercisable within 60 days.

(f)	Includes (i) 1,750 shares that may be acquired upon the exercise of currently exercisable options and (ii) 750 shares underlying options that may become exercisable within 60 days.

(g)	Includes 16,750 shares that may be acquired upon the exercise of currently exercisable stock options and 750 shares underlying options that may become exercisable within 60 days.

(h)
Includes 500 shares held by the Seeseeanoh Inc. Retirement Plan.  Mr. Considine and his wife are the sole owners of Seeseeanoh, a real estate company in San Diego, California.  Also includes (i) 3,400 shares held by The Considine Family 1981 Trust, of which Mr. Considine and his wife are trustees, (ii) 2,750 shares that may be acquired upon exercise of currently exercisable stock options, and (iii) 750 shares underlying options that may become exercisable within 60 days.

(i)	Includes 250 shares underlying options that may become exercisable within 60 days.

(j)
Includes (i) 3,486 shares (less than .1%) beneficially owned by Mr. Steinberg’s wife, (ii) 89,325 shares (.6%) owned by trusts for the benefit of Mr. Steinberg’s family, and (iii) 2,750 shares that may be acquired upon the exercise of currently exercisable stock options and 750 shares underlying options that may become exercisable within 60 days.

(k)	Mr. Steinberg and his wife are trustees of the trust. Mr. Steinberg disclaims beneficial ownership of our common stock held by the trust.

(l)	Includes (i) 27,500 shares that may be acquired upon the exercise of currently exercisable options and (ii) 14,125 shares underlying options that may become exercisable within 60 days.

As of June 25, 2018, Cede & Co. held of record 4,657,036 shares of our common stock (approximately 30.1% of our total common stock outstanding).  Cede & Co. held such shares as a nominee for broker-dealer members of The Depository Trust Company, which conducts clearing and settlement operations for securities transactions involving its members.

As described in our Form 10-K for the fiscal year ended December 31, 2017, our common stock is subject to transfer restrictions that are designed to reduce the possibility that certain changes in ownership could result in limitations on the use of our tax attributes.  Our certificate of incorporation contains provisions that generally restrict the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of 5% or more of our common shares and the ability of persons or entities now owning 5% or more of our common shares from acquiring additional common shares.  Stockholders (and prospective stockholders) are advised that, under the tax law rules incorporated in these provisions, the acquisition of even a single share of common stock may be proscribed under our certificate of incorporation, given (among other things) the tax law ownership attribution rules as well as the tax law rules applicable to acquisitions made in coordination with or in concert with others.  The restriction will remain until the earliest of (a) December 31, 2028, (b) the repeal of Section 382 of the Internal Revenue Code (or any comparable successor provision) and (c) the beginning of our taxable year to which these tax attributes may no longer be carried forward.  The restriction may be waived by our Board of Directors.

Stockholders are advised to carefully monitor their ownership of our common stock and consult their own legal advisors and/or us to determine whether their ownership of our common shares approaches the proscribed level.  Based upon discussions with BMO, we believe that the beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) by BMO of our common stock as reflected in the table above is not in violation of the transfer restrictions contained in our certificate of incorporation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers, directors and greater than 10% beneficial stockholders, we believe that during the year ended December 31, 2017, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Introduction

The Board of Directors has a Compensation Committee consisting of Joseph S. Steinberg that determines and approves the compensation of our executive officers, including our Named Executive Officers for 2017, Messrs. Borden, Aden, Foulger and Ms. Ruhe. On February 28, 2018, the Board of Directors approved a management transition, pursuant to which Mr. Borden retired as President and was appointed Vice Chairman of the Company and Mr. Foulger was appointed President. As Vice Chairman, Mr. Borden remains an executive officer of the Company and it is expected that he will continue his service through December 31, 2019.

Compensation Objectives and Philosophy

Our compensation philosophy is based upon rewarding current and past contributions, performance and dedication and providing incentives for superior long-term performance.  We believe that there should be a strong link between pay and performance of both the Company and the individual.  Accordingly, a large percentage of annual compensation consists of discretionary bonus compensation.  This ensures that compensation paid to an executive reflects the individual’s specific contributions to our success, the level and degree of complexity involved in his/her contributions to us and our overall performance.  We believe our compensation package aligns the interests of executive officers with those of our stockholders.

We believe that our current compensation program fits within our overall compensation philosophy of providing a straight-forward compensation package and strikes the appropriate balance between short and long-term performance objectives.

At our 2017 annual meeting of stockholders, the say-on-pay advisory vote received approval from approximately 99.7% of the shares voted on the matter and the Compensation Committee made no significant changes to our executive compensation program during the year.

Setting Executive Compensation

In determining compensation for our Named Executive Officers, the Compensation Committee does not rely on any specific formula, benchmarking or pre-determined targets.  The Compensation Committee focuses primarily on its subjective determination of the performance of the individual executive officer, as well as on our performance.  In considering executive compensation, the Compensation Committee takes into account an executive officer’s responsibilities, as well as the services rendered by the executive officer.

Elements of Compensation

Our compensation package for executive officers consists of three basic elements: (1) base salary; (2) annual bonus compensation; and (3) long-term incentives in the form of stock options granted pursuant to our Amended and Restated 1999 Stock Incentive Plan (the “Option Plan”) and the opportunity to be awarded restricted stock units (“RSUs”) pursuant to our RSU Opportunity Plan (the “2014 RSU Plan”) adopted in 2014 and the RSU Opportunity Plan (the “2017 RSU Plan”) adopted in 2017.

Other elements of compensation include medical and life insurance benefits available to employees generally.  Additionally, certain perquisites may be available to executive officers that are not available to other employees generally.

Each element of compensation serves a different purpose.  Salary and bonus payments are designed mainly to reward current and past performance, while stock options and RSUs are designed to provide incentive for strong long-term future performance and are directly linked to stockholders’ interests because the value of the awards will increase or decrease based upon the future price of our common stock.

None of our executive officers is a party to an employment agreement.

Base Salary

Base salary is consistent with the executive’s office and level of responsibility, with annual salary increases which generally amount to a small percentage of the executive’s prior base salary, primarily reflecting cost of living increases.

Short-Term Incentives – Annual Bonus Compensation

Annual bonus compensation of executive officers is determined by the Compensation Committee based on its subjective assessment of an executive’s and our performance, given the cyclical nature of the real estate development industry.  Bonuses are subjective and are not based upon any formula or the application of any mathematical criteria.  While there is no agreement to pay annual bonuses, at the time each of the executive officers was employed by us there was a discussion that, in all but exceptional circumstances, annual subjective bonuses would be paid. The Compensation Committee considers our actual and estimated results of operations for the year in question, as well as operating results and bonus compensation for prior years.  The Committee also considers self-evaluations completed by each executive officer for the year, which provide the Compensation Committee with each executive’s subjective assessment of his or her achievements for the year, as well as identify personal goals for the coming year, and bonus recommendations from our President.

In evaluating each executive’s performance, the Compensation Committee takes into account the incremental value to us of obtaining project approvals and entitlements as our development projects progress, and places more emphasis on whether the executive’s performance has increased our long-term value, rather than on our earnings for that year.  The Compensation Committee also recognizes that, due to the extended length of time that it takes to obtain land entitlements, especially in California where our development business is currently centered, the current efforts of our executive officers may not result in operating profits for many years in the future.

Bonuses, which have varied from year to year, also reflect our profitability and activities for the year in question.  For example, in years in which we are actively selling real estate, the Compensation Committee is likely to subjectively consider the executive’s contribution to the sales effort and in years in which we are actively engaged in land acquisition, entitlement and land development efforts, the Compensation Committee is likely to consider the executive’s contribution to those efforts.  The Compensation Committee also subjectively considers the executive’s contribution to evaluation of new opportunities, and also places importance upon the executive’s critical analysis that can result in avoiding making investments that do not meet our investment criteria and are not consummated, as well as on those opportunities that are consummated.

For Mr. Borden, the Compensation Committee recognized his leadership role in setting objectives and priorities for the Companies’ projects which often involves resolving issues that could jeopardize progress. For 2017, notable achievements included the successful grand opening of the new master plan community at the Village of Escaya. Other significant achievements relating to Village of Escaya included successfully negotiating agreements which provide for public schools, providing management oversight leading to commencement of construction on the mixed-use town center and addressing issues related to potential environmental concerns. The Compensation Committee also recognized that Mr. Borden worked with Mr. Aden in managing the SweetBay property and the contract homebuilder relationship at The Estates at San Elijo Hills. Mr. Borden worked with Mr. Foulger on the successful EB-5 financing and the project managers on planning and entitlement efforts for the Fanita Ranch property. Much of Mr. Borden’s time was spent on providing managerial oversight and advice on all of the Company’s development projects and income properties. The Compensation Committee also recognized Mr. Borden’s continuing role in ensuring that the Company is well managed with capable senior management in place to provide for management continuity and succession when necessary.

For Mr. Aden, the Compensation Committee recognized his continuing success in providing senior management support to the project managers. Mr. Aden was responsible for ensuring that the deadlines for project improvements were satisfied and for prioritizing tasks to keep projects on schedule. For 2017, the Compensation Committee considered, among Mr. Aden’s accomplishments at the Village of Escaya: (i) the implementation of the builder agreements that led to a very successful grand opening, (ii) the final design and commencement of construction of the various community amenities, (iii) the progress toward completion of infrastructure and (iv) finalizing various project approvals and permits. The Compensation Committee also recognized Mr. Aden’s successful efforts at the SweetBay project which included meeting sales volume goals while implementing price increases and progress made on product development and planning for future phases of development. In regards to Fanita Ranch, the Compensation Committee recognized his contribution in finalizing submittal of the full project application to the City of Santee, completion of the draft Multiple Species Conservation Plan (“MSCP”), an important environmental hurdle, and progress toward an offsite highway improvement agreement with the state highway agency. At San Elijo Hills, he also assisted in home sale closings and new home sale contracts for future phases.

For Mr. Foulger, the Compensation Committee recognized his success in obtaining funding under the federal EB-5 visa program. Mr. Foulger provided oversight in structuring the EB-5 private placement memorandum and was responsible for the successful marketing effort of this ongoing funding effort. The Compensation Committee also recognized Mr. Foulger’s progress in managing various other projects and properties including the Brooklyn Renaissance Plaza project, The Market Common and Ashville Park. During the year, Mr. Foulger expanded his role where he spent more time collaborating with Mr. Borden and Ms. Ruhe in the operations and planning of all major corporate matters.

For Ms. Ruhe, the Compensation Committee again considered her continuing leadership role in managing the Company’s accounting and financial reporting, the treasury and risk management areas, corporate governance and human resources. Notable accomplishments included the successful conclusion of an IRS audit and the implementation of new tax strategies that will result in significant corporate tax benefits. Other areas of accounting accomplishments were the work done on coordinating new external audits and her enhancement of internal controls and the implementation of accounting requirements related to debt instruments, joint ventures and new business revenues. The Compensation Committee also recognized several important changes made involving human resources and insurance. These included a change in service providers for the Company’s 401(k) plan, delegating human resource administration functions to improve management efficiency, and the continued management of an increasingly important relationship with the Company’s surety company where bonding capacity is increasing. Of particular importance, the Compensation Committee considered Ms. Ruhe’s vital role in managing the Company’s banking and borrowing relationships where new loans are in progress and the Company’s outstanding notes were refinanced. She was also recognized for providing continuing managerial support to all of the Company’s projects and corporate operations.

Based upon the foregoing, on January 5, 2018, the Compensation Committee approved annual salary increases (effective January 1, 2018) and discretionary 2017 cash bonuses for each of the Named Executive Officers reflected in the Summary Compensation Table below.

Additionally, all of our employees receive a year-end bonus equal to approximately 3% of base salary and a discretionary bonus.

Long-Term Incentives – Stock Options

By means of our Option Plan, we seek to retain the services of persons now holding key positions and to secure the services of persons capable of filling such positions.

Options Awarded to Executive Officers

Occasionally, stock options may be awarded which, under the terms of our Option Plan, permit the executive officer or other employee to purchase shares of our common stock at not less than the fair market value of the shares of common stock at the date of grant.  The extent to which the employee realizes any gain is, therefore, directly related to increases in the price of our common stock and, therefore, stockholder value, during the period of the option.  In certain circumstances, options having an exercise price below the fair market value of our common stock on the date of grant may be issued (although none have been granted to date).  Options granted to executive officers become exercisable at the rate of 25% per year, commencing one year after the date of grant.  As discussed above under “Short-Term Incentives – Annual Bonus Compensation,” the number of stock options awarded to an executive officer is not based on any specific formula, but rather on a subjective assessment of the executive’s performance and our performance.  Options are priced at the closing price on the date of grant and are not granted to precede the announcement of favorable information.

Options Awarded to Directors

Under the terms of our Option Plan, each director, including Paul J. Borden, is automatically granted options to purchase 1,000 shares on the date on which the annual meeting of our stockholders is held each year.  As stated above, options are priced at the closing price on the date of grant.

In August 2017, pursuant to this automatic grant, each director, including Paul J. Borden, was granted options to purchase 1,000 shares of our common stock with an exercise price of $44.00 per share, which become exercisable at the rate of 25% per year, commencing one year after the date of grant.

Long-Term Incentives – Restricted Stock Units

2017 RSU Plan:
On August 4, 2017, the Board of Directors adopted the 2017 RSU Plan, under which 66,000 shares of Common Stock are authorized for issuance to our executive officers. Participants were eligible for RSU awards based on satisfaction of performance criteria established by the Board of Directors in 2017. The restricted stock units (“RSUs”) may be granted at the end of the performance period based on the degree to which performance criteria has been satisfied at the sole discretion of the Board of Directors. The performance period ends on December 31, 2019, and RSUs will be issued no later than April 1, 2020.

2014 RSU Plan:
On August 13, 2014, the Board of Directors adopted the 2014 RSU Plan, under which 100,000 shares of Common Stock were authorized for issuance under the 2014 RSU Plan to our executive officers. Participants were eligible for RSU awards based on satisfaction of performance criteria established by the Board of Directors in 2014. The performance period under the 2014 RSU Plan ended on December 31, 2016. The Board of Directors evaluated the participants' performance against the performance criteria and awarded an aggregate of 75,000 RSUs to the participants on March 15, 2017. Fifty percent of the RSU award under the 2014 RSU Plan vested on December 31, 2017, and the remaining fifty percent will vest on December 31, 2018, provided that the executive officer is continuously employed by the Company through the applicable vesting date.

The 2014 RSU grant consists of two settlement features:

(1) 45,000 RSUs will be settled through the issuance of shares of Common Stock within 30 days of each vesting date; this component is classified as an equity award. The closing price on March 15, 2017 of $44.20 was used to value this component of the award. On December 31, 2017, 22,500 RSUs vested and were distributed in 2018 to our executive officers; stock compensation expense for this component of the award was $1,000,000 for 2017.

(2) 30,000 RSUs will be settled in cash based on the average closing price over a period of ten trading days immediately preceding the date of declaration which must occur within thirty days of the respective vesting date. This component is classified as a liability award, which requires us to measure the fair value of the award at the end of each reporting period. On December 31, 2017, 15,000 RSUs vested and were settled in cash on January 29, 2018, the date of declaration. Stock compensation expense for this component of the award was $750,000 for 2017.

Other Benefits; Executive Perquisites

Medical and life insurance benefits and matching contributions to our 401(k) plan are available to employees generally.

Mr. Borden maintains his primary residence in New Jersey.  We reimburse him for costs of maintaining a temporary residence in California, airfare to and from his primary residence and transportation costs including the personal use of a Company car while in California.  Such reimbursements are considered to be taxable compensation reportable by Mr. Borden under federal income tax rules, which results in a net cash cost to him, even though he does not gain any incremental financial benefit from these reimbursements.  As a result, beginning in 2005, the Board of Directors (without Mr. Borden’s participation) agreed to pay Mr. Borden additional compensation which, after taxes, will provide him with sufficient funds to pay the taxes due on the expense amounts reimbursed by us.  In 2017, we paid Mr. Borden $47,172 with respect to additional taxable compensation reported by Mr. Borden for reimbursements made during 2017.

Mr. Aden receives a monthly car allowance.

No other Named Executive Officers receive perquisites.

CEO Pay Ratio

Our 2017 CEO to median employee pay ratio is 14:1. Our CEO had 2017 annual total compensation of $1,398,004, while our median employee had 2017 annual total compensation of $96,644.

Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining the 2017 W-2 wages for all individuals, excluding our CEO, who were employed by us on December 31, 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions or estimates with respect to total compensation, but we did annualize the compensation for any full-time employees that were hired during 2017 so that we could compare data on a similar basis. We believe the use of W-2 wages for all employees is a consistently applied compensation measure that allowed us to efficiently identify the median employee in order to calculate the CEO pay ratio. We define "total compensation" as the aggregate of salary, bonus, stock awards, option awards, and "all other compensation", as applicable, as set forth in the 2017 Summary Compensation Table below. After identifying the median employee based on total W-2 wages, we calculated annual total compensation in 2017 for such employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table below.

Stock Ownership Requirements

We do not have a formal stock ownership requirement, although one of our directors, Mr. Steinberg beneficially owns approximately 5.0% of our outstanding common stock.

Accounting and Tax Matters

The cost of all share-based payments to employees or directors is recognized in the financial statements based on their fair values.  The cost is recognized as an expense over the vesting period of the award.

Under Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”), for 2017 and prior years, certain compensation paid by the Company to its Named Executive Officers was subject to a limitation on tax deduction for amounts in excess of $1 million per year, unless the compensation qualified as “performance-based compensation” under Section 162(m). In 2017 and in prior years, the Company’s executive compensation program was administered, to the maximum extent deemed appropriate by the Compensation Committee, in a manner intended to comply with the performance-based compensation exception, while maintaining flexibility to pay amounts that may not so qualify. Under the Tax Act, the performance-based compensation exception from the deduction limitation under Section 162(m) has been eliminated, except for certain compensation arrangements that are eligible for a transition rule under the new tax law. Thus, the Company expects that additional amounts paid to its named executive officers in 2018 and future years will not be tax deductible for federal income tax purposes. The Compensation Committee will continue to take into account the impact of Section 162(m) on its executive compensation programs, including the availability of the grandfathering rule for existing qualified arrangements.

Compensation Committee Report

I have reviewed and discussed with our management the above Compensation Discussion and Analysis (“CD&A”).  Based upon my review and discussions, I have recommended to the Board of Directors that the CD&A be included in this proxy statement on Schedule 14A.

Compensation Committee

Joseph S. Steinberg

				Summary Compensation Table

				Equity Compensation
Name and Principal Position(1)	Year	Salary	Bonus	Stock Awards (2)		Option Awards (3)	All Other Compensation (4)		Total
Paul J. Borden,	2017	$390,770	$261,723		$400,875	$200,807	$143,829	(5)	$1,398,004
President (former)	2016	$383,108	$211,493	$		$10,535	$133,404		$738,540
	2015	$375,596	$236,268	$		$10,904	$151,502		$774,270

John K. Aden, Jr.,	2017	$319,707	$259,591		$601,313	$157,721	$17,299	(6)	$1,355,631
Vice President	2016	$313,438	$209,403	$		$-	$17,084		$539,925
	2015	$307,292	$209,219	$		$-	$17,029		$533,540

Christian E.	2017	$245,714	$257,371		$601,313	$157,721	$11,299	(7)	$1,273,418
Foulger, Vice	2016	$240,896	$207,227	$		$-	$11,084		$459,207
President (former)	2015	$236,173	$207,085	$		$-	$11,029		$454,287

Erin N. Ruhe,	2017	$234,462	$207,034		$400,875	$157,721	$11,299	(8)	$1,011,391
Vice President,	2016	$229,865	$206,896	$		$-	$11,084		$447,845
Treasurer and Controller	2015	$225,358	$181,761	$		$-	$15,446		$422,565

(1)
On February 28, 2018, the Board of Directors approved a management transition, pursuant to which Mr. Borden retired as President and was appointed Vice Chairman of the Company and Mr. Foulger was appointed President. As Vice Chairman, Mr. Borden remains an executive officer of the Company and it is expected that he will continue his service through December 31, 2019.

(2)
This column represents the aggregate compensation earned in 2017 under the 2014 RSU Plan. The fair value of award was based on the average closing price over a period of ten trading days immediately preceding the date of declaration which was January 29, 2018 which was within the thirty day window from the December 31st vesting date. See Note 7 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2017, as amended, filed with the SEC on May 30, 2018.

(3)
This column represents the grant date fair value of stock options granted to the named executive, including stock options granted to the CEO for director services, in accordance with GAAP.  Information on the valuation assumptions made when calculating the amounts in this column is found in Note 7 to our consolidated financial statements contained herein.

(4)
Certain items included in this column (including personal use of company cars) are currently taxable to the Named Executive Officer.  The amount of taxable income for the individual is determined pursuant to Internal Revenue Service rules which may differ from the amounts reflected in this column.

(5)
Consists of non-cash compensation of $40,814 for maintaining a temporary residence in California and $17,139 for airfare to and from his primary residence in New Jersey, $47,172 in additional cash compensation which, after taxes, is intended to provide Mr. Borden with sufficient funds to pay the taxes due on the expense amounts reimbursed by us and director fees from the Company of $24,000. This column also includes transportation and the personal use of a company car while in California and related expenses, as well as contributions made by us to a defined contribution 401(k) plan and life insurance benefits on behalf of Mr. Borden, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Borden.

(6)
Consists of a monthly car allowance and contributions made by us to a defined contribution 401(k) plan and life insurance benefits on behalf of Mr. Aden, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Aden.

(7)
Consists of contributions made by us to a defined contribution 401(k) plan and life insurance benefits on behalf of Mr. Foulger, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Foulger.

(8)
Consists of contributions made by us to a defined contribution 401(k) plan, life insurance benefits on behalf of Ms. Ruhe, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Ms. Ruhe.

Grants of Plan-Based Awards in 2017

This table provides information about equity awards granted to our Named Executive Officers in 2017 under our Option Plan.  As discussed in the CD&A, in August 2017, Mr. Borden was granted 1,000 options pursuant to the automatic grant to directors under the Option Plan.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/sh) (2)	Grant Date Fair Value of Stock and Option Awards (3)

Paul J. Borden	8/4/17	1,000	$44.00	$11,542

(1)
This column shows the number of shares of common stock issuable under options granted in 2017.  The options vest and become exercisable in four equal installments beginning one year after the grant date.

(2)	This column shows the exercise price for the stock options granted, which was the closing price of our common stock on the date of grant.

(3)
This column shows the grant date fair value of stock options awarded in 2017.  The fair value was determined in accordance with GAAP on the grant date, and is being recognized as an expense over the vesting period.  For information on the valuation assumptions with respect to this grant refer to Note 7 to our consolidated financial statements contained herein.

Outstanding Equity Awards at Fiscal Year-End

This table provides information on the holdings of option awards by our Named Executive Officers at December 31, 2017.  This table includes exercisable and unexercisable stock options.  Options granted to our Named Executive Officers on August 4, 2017, vest and become exercisable in four equal annual installments, commencing one year from the grant date.  Options granted to Mr. Borden as a director also vest and become exercisable in four equal annual installments, commencing one year from the grant date.  For additional information about the option awards, see “Long-Term Incentives – Stock Options –Options Awarded to Executive Officers” in the CD&A.

		Option Awards
		Number of Securities Underlying Unexercised Options		Option Exercise	Option
Name	Grant Date	Exercisable	Unexercisable	Price	Expiration Date

Paul J. Borden	7/11/2013	1,000	-	$32.30	7/11/2018
	6/12/2014	750	250	$58.00	6/12/2019
7/15/2015		500	500	$47.85	7/15/2020
7/14/2016		250	750	$40.50	7/14/2021
8/4/2017		-	1,000	$44.00	8/4/2022
8/4/2017		-	15,000	$44.00	8/4/2022

John K. Aden, Jr.	8/4/2017	-	12,500	$44.00	8/4/2022

Christian E. Foulger	8/4/2017	-	12,500	$44.00	8/4/2022

Erin N. Ruhe	8/4/2017	-	12,500	$44.00	8/4/2022

Option Exercises in Fiscal 2017

This table provides information for the Named Executive Officers with respect to stock options exercised during 2017, including the number of shares acquired upon exercise and the value realized, each before payment of any applicable withholding taxes.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise
Paul J. Borden(1)	1,000	$23,150

(1)	Mr. Borden exercised 1,000 stock options on July 7, 2017 with an exercise price of $22.35 per share and a market price of $45.50 per share.

Potential Payment upon Termination of Employment

None of the Named Executive Officers is a party to an employment agreement.  However, under the terms of our current Option Plan, the time within which to exercise vested options may be extended in accordance with the Option Plan, but not beyond the expiration date of the option, for a period of either three months, one year or three years, depending on the triggering event (which are various forms of termination of employment); these triggering events do not result in any acceleration of any unvested options.  For the number of options exercisable by each Named Executive Officer as of December 31, 2017 see the “Outstanding Equity Awards at Fiscal Year-End” table above.

Upon the occurrence of an Extraordinary Event of the Company (as defined in the Option Plan, including a change in control of the Company) all then-outstanding options that have not vested or become exercisable will immediately become exercisable.  Had an Extraordinary Event occurred on December 31, 2017, Mr. Borden would have received $143,013, Mr. Aden would have received $103,125 Mr. Foulger would have received $103,125 and Mrs. Ruhe would have received $103,125 (determined by multiplying (A) the spread between the $52.25 closing price on December 31, 2017 and the per common share exercise price for each option by (B) the number of common shares covered by previously unvested options).

Compensation Policies and Risk Management

We do not have a formal compensation plan for any of our employees.  Annually, the Compensation Committee will consider making incentive compensation awards that are purely discretionary, taking into account the employee’s individual performance as well as our performance for the particular year.  We believe that our compensation policies do not reward employees for imprudent risk taking.

Director Compensation

In 2017, each non-employee director received a retainer of $24,000 for serving on the Board of Directors.  In addition, Mr. Considine was paid $26,000 for serving as Chairman of the Audit Committee and Dr. Lobatz was paid $17,000 for serving on the Audit Committee.  Under the terms of our Option Plan, each director is automatically granted options to purchase 1,000 shares on the date on which the annual meeting of our stockholders is held each year.  The purchase price of the shares covered by such options is the fair market value of such shares on the date of grant.  These options become exercisable at the rate of 25% per year commencing one year after the date of grant.  As a result, options to purchase 1,000 shares of Common Stock at an exercise price of $44.00 per share were awarded to each of Messrs. Borden, Bienvenue, Considine, Friedman, Hallac, Lobatz and Steinberg on August 8, 2017.  We reimburse directors for reasonable travel expenses incurred in attending board and committee meetings.  This table sets forth compensation paid to our non-employee directors during 2017.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	All Other Compensation		Total (3)

Patrick D. Bienvenue	$24,000	$11,542	$39,068	(4)	$74,610
Timothy M. Considine	$50,000	$11,542	$-		$61,542
Brian P. Friedman (5)	$24,000	$11,542	$-		$11,542
Jimmy Hallac(5)	$-	$11,542	$-		$11,542
Michael A. Lobatz	$41,000	$11,542	$-		$52,542
Joseph S. Steinberg (5)	$-	$11,542	$-		$11,542

(1)	This column reports the amount of cash compensation earned in 2017 for Board and committee service.

(2)
This column represents the fair value of options granted to directors in 2017 calculated in accordance with GAAP.  Information on the valuation assumptions made when calculating the amounts in this column is found in Note 7 to our to our consolidated financial statements contained in our Form 10-K for fiscal year-ended December 31, 2017, as amended, filed with the SEC on May 30, 2018.

(3)	This table does not include disclosure for any perquisites or other personal benefits for any non-employee director because such amounts did not exceed $10,000 in the aggregate per director.

(4)
Mr. Bienvenue received consulting fees from the Company of $30,000 and travel reimbursement of $9,068.  The fees were approved by the Audit Committee in accordance with our Related Person Transaction Policy as defined below.

(5)	Mr. Friedman, Mr. Steinberg and Mr. Hallac elected to direct their director fees to Jefferies.

The table below reflects the options which were exercised and the value realized during fiscal 2017 for each of our non-employee directors.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise
Patrick D. Bienvenue	1,000	$23,150
Michael A. Lobatz	1,000	$23,150
Joseph S. Steinberg	1,000	$23,150

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our executive officers. Our next compensation advisory vote will occur in 2019 as our practice is to present this vote to our shareholders annually.

 We believe that there should be a strong link between executive compensation and our performance and the performance of our Named Executive Officers. This proxy statement contains a detailed description of 2017 compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement will contribute to our long-term success. Accordingly, we ask our stockholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, is approved.”

The Board of Directors recommends a vote FOR approving the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

AUDIT COMMITTEE REPORT

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2017.

Review with Management

The Audit Committee reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Auditors

The Audit Committee discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements.  PricewaterhouseCoopers LLP, our independent auditors, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.  The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the Statement on Auditing Standards No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board.  The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence; and has discussed with PricewaterhouseCoopers LLP their independence.  The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the Company and its subsidiaries, as described in this proxy statement, is compatible with PricewaterhouseCoopers LLP’s independence.

Conclusion

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Form 10-K for the fiscal year ended December 31, 2017 to be filed with the Securities and Exchange Commission and selected PricewaterhouseCoopers LLP as the independent auditor for 2018.

Submitted by the Audit Committee of the Board of Directors

Timothy M. Considine
Michael A. Lobatz

INDEPENDENT ACCOUNTING FIRM FEES

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by the Company’s independent auditor, PricewaterhouseCoopers LLP.  The Audit Committee has pre-approved (i) certain general categories of work where no specific case-by-case approval is necessary (“general pre-approvals”) and (ii) categories of work which require the specific pre-approval of the Audit Committee (“specific pre-approvals”).  For additional services or services in an amount above the annual amount that has been pre-approved, additional authorization from the Audit Committee is required.  The Audit Committee has delegated to the Committee chair the ability to pre-approve all of these services.  Any pre-approval decisions made by the Committee chair under this delegated authority will be reported to the full Audit Committee.  All requests for services to be provided by PricewaterhouseCoopers LLP that do not require specific approval by the Audit Committee must be submitted to the Controller of the Company, who determines whether such services are in fact within the scope of those services that have received the general pre-approval of the Audit Committee.  The Controller reports to the Audit Committee periodically.

In accordance with the SEC’s definitions and rules, Audit Fees are fees paid to PricewaterhouseCoopers LLP for professional services for the audit of the Company’s consolidated financial statements included in the Company’s Form 10-K, the review of financial statements included in the Company’s Form 10-Qs, services that are normally provided in connection with statutory and regulatory filings or engagements, assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including compliance with regulatory matters, the Sarbanes-Oxley Act, and consulting with respect to technical accounting and disclosure rules.  All such services were approved by the Audit Committee.  Audit fees aggregated $700,000 for each of the years ended December 31, 2017 and 2016.  In 2017 and 2016, we incurred no audit-related fees in either year, and tax fees of $60,000 and $40,000, respectively.

PROPOSAL NO. 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders.  If the stockholders do not ratify the selection by the affirmative vote of the holders of a majority of the common shares voted at the meeting, the Audit Committee of the Board of Directors will reconsider the selection of independent auditors, but such a vote will not be binding on the Audit Committee.  If the stockholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our stockholders’ best interests.

The Board of Directors recommends that the stockholders ratify the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the independent auditors to audit our accounts and those of our subsidiaries for 2018.  The Audit Committee approved the selection of PricewaterhouseCoopers LLP as our independent auditors for 2018.  PricewaterhouseCoopers LLP are currently our independent auditors.

The Board of Directors recommends a vote FOR this proposal.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our annual report (without exhibits) on Form 10-K, as amended, including the financial statements and financial statement schedules as required to be filed with the SEC, is being furnished to stockholders concurrently herewith and will also be available to stockholders on request without charge by writing to: Corporate Secretary, HomeFed Corporation, 1903 Wright Place, Suite 220, Carlsbad, California 92008.  Exhibits to the Annual Report will be furnished to stockholders upon payment of reasonable photocopying and shipping charges.  Stockholders may request a written copy of our Audit Committee Charter and our Code of Business Practice, which includes our Code of Practice, by writing to the Corporate Secretary at the aforementioned address.  Each of these documents is also available on our website, www.homefedcorporation.com.

PROPOSALS AND NOMINATIONS BY STOCKHOLDERS

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2019 Annual Meeting of stockholders must be received by us at 1903 Wright Place, Suite 220, Carlsbad, California 92008, Attention of Roland Kelly, Corporate Secretary, no later than February 28, 2019.  Any stockholder proposal must be in accordance with the rules and regulations of the SEC.  With respect proposals or nominations submitted by a stockholder other than for inclusion in our 2019 proxy statement and related form of proxy, timely notice of any stockholder’s intention to present such business must be received by us in accordance with our by-laws no later than February 28, 2018.  Any proxies solicited by the Board of Directors for the 2019 Annual Meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone.  The proxy may be revoked at any time by you before it is exercised.  If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.  If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on June 25, 2018, in order to vote your shares at the meeting.